Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis

Vice President & Chief Financial Officer

NMT Medical, Inc.

(617) 737-0930

red@nmtmedical.com

NMT MEDICAL ANNOUNCES THIRD-QUARTER 2006

FINANCIAL RESULTS

Company Achieves Revenue Growth of 14%

BOSTON, Mass., November 9, 2006 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the third quarter ended September 30, 2006.

Third-Quarter Results

Third-quarter 2006 total revenues increased 14% to approximately $6.9 million compared with approximately $6.0 million for the quarter ended September 30, 2005. Total revenues for the third quarter of 2006 include approximately $1.6 million of net royalties, compared to approximately $1.1 million for the same period in 2005. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the third quarter of 2006 increased to approximately $5.3 million, from approximately $4.9 million for the third quarter of 2005. Implant sales in North America for the third quarter of 2006 were approximately $4.7 million compared with approximately $4.2 million in the third quarter of 2005. European implant sales in the third quarter of 2006 were approximately $657,000 compared with approximately $715,000 in the same period in 2005.

For the third quarter of 2006, NMT Medical reported a net loss of approximately $1.4 million, or $0.11 per share. This compares with a net loss of approximately $2.1 million, or $0.17 per share, for the comparable period in 2005. For the third quarter of 2006, NMT recorded an income tax provision of $50,000 based on the Company’s current forecast of full-year net income. The Company did not provide a tax provision during the third quarter of 2005.

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Comments on the Third Quarter

“NMT performed well in the third quarter of 2006,” stated President and Chief Executive Officer John E. Ahern. “Revenues for the quarter exceeded our expectations. Also, at the recent Transcatheter Cardiovascular Therapeutics (TCT) symposium, we were pleased to present positive results from our BEST (BioSTAR® Evaluation STudy) trial. In that study, BioSTAR®, the first bioabsorbable septal repair implant, demonstrated a high rate of early and complete shunt closure in patients with patent foramen ovale (PFO) and atrial septal defects (ASD). The novel design of BioSTAR® provides biological closure of atrial level defects using the patient’s natural healing response. As 90 to 95 percent of the implant is absorbed and replaced with healthy native tissue, future access to the left atrium may be achieved, if necessary. We are not aware of any competitive devices introduced that have demonstrated comparable benefits. In addition, the clinical data manuscript relating to BioSTAR® received expedited review and was published in the October 2006 edition of Circulation, the official journal of the American Heart Association.”

“During the third quarter we received approval from the U.S. Food and Drug Administration (FDA) to amend the endpoint of the MIST II PFO/migraine trial in the U.S. and also to incorporate our latest septal repair technology, BioSTAR®, into the trial,” said Ahern. “We supported the requested changes by providing the FDA with full data and clinical evidence from our recently completed clinical trials – MIST (Migraine Intervention with STARFlex® Technology) and BEST (BioSTAR® Evaluation STudy). We believe that patients receiving treatment in the MIST II study will benefit from the advantages of our BioSTAR® implant. In addition, the MIST II clinical research team and the patients they enroll will participate in the only clinical trial designed to reflect clinical evidence from a predicate PFO/migraine study, MIST. We believe these modifications are being well received by both the medical community and patients alike, and we currently anticipate a steady enrollment process.”

“As previously reported, on October 31, 2006 we voluntarily withdrew our Humanitarian Device Exemption (HDE) for our CardioSEAL® Septal Repair System in patients with recurrent stroke,” said Ahern. “The withdrawal was a result of an FDA review, which was undertaken due to significant changes in the clinical environment since the HDE was granted six years ago. In order to accommodate the patients who were eligible for the HDE, and to support NMT’s ongoing CLOSURE I trial, we received expedited approval for a new PFO/stroke Investigational Device Exemption (IDE), called CARS (Closure After Recurrent Stroke). Patients who meet the requirements under CARS will benefit from an implant upgrade to NMT’s STARFlex® technology.”

“A significant portion of our current and future investment will focus on completing our ongoing clinical trials and securing premarket approval (PMA) status for our septal repair technologies,” said Vice President and Chief Financial Officer Richard E. Davis. “Our objective is to provide the appropriate clinical evidence in order to commercialize our technologies. To that end, our balance sheet remained strong at the end of the third quarter with approximately $41.7 million in cash, cash equivalents and marketable securities. This compares with approximately $31.5 million at December 31, 2005.”

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Year-To-Date Results

Total revenues for the nine months ended September 30, 2006 increased 19% to approximately $20.9 million from approximately $17.7 million for the comparable period in 2005. Revenues for the nine months ended September 30, 2006 include approximately $4.6 million of net royalty income, compared with approximately $3.4 million for the comparable period of 2005. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first nine months of 2006 were approximately $16.3 million compared with approximately $14.2 million for the comparable period of 2005. Implant sales in North America in the first nine months of 2006 were approximately $14.3 million compared with approximately $11.7 million in the first nine months of 2005. European implant sales were approximately $2.0 million for the nine-month period ended September 30, 2006, compared with approximately $2.6 million for the comparable period in 2005.

Net income for the nine-month period ended September 30, 2006 was approximately $9.6 million, or $0.70 per share on a diluted basis, compared with a net loss of approximately $5.1 million, or $0.42 per share on a diluted basis, for the comparable period last year. The 2006 net income includes a one-time net gain from a legal settlement of approximately $15.2 million which was recorded during the first quarter. Included in the 2005 results is approximately $91,000 of income from discontinued operations, representing the settlement of a French tax claim associated with the Company’s former neurosciences business unit.

Business Outlook

Ahern said, “NMT accomplished several key milestones during the third quarter. We continue to execute on our business strategy, which has enabled the Company to consistently deliver on its commitment to remain the leader in the structural heart repair market by providing the most technologically advanced implants. We plan to continue this momentum through the fourth quarter and into 2007. BioSTAR® remains on track to receive CE Mark approval in Europe prior to the year-end. Our product pipeline remains strong as the research program for our next biological closure implant, BioTREK™, is in the pre-clinical stages. We believe that our biological closure devices continue to surpass other alternatives, giving us the competitive advantage in the structural heart repair market.”

Davis concluded, “For the fourth quarter of 2006, with the anticipated approval of BioSTAR®, our investments in Europe will increase and we expect a corresponding increase in implant sales. As a result, we currently expect a 2% to 4% increase in fourth-quarter 2006 total revenues compared with the fourth quarter of 2005. Going forward, we will continue to focus on the anticipated European approval of BioSTAR® and the further progression of our clinical trials - MIST II and CLOSURE I in the U.S. and MIST III in the UK. In addition, we will continue to evaluate the potential impact of the voluntary HDE withdrawal on product revenue in the United States. In light of this broad range of activities, we continue to see an acceleration in spending. With that in mind, we currently anticipate ending 2006 with $32 to $34 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the fourth-quarter and year-end 2006. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on

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to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 289-0730 or (913) 981-5509 (confirmation code: 7656941). For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common cardiac defect called a PFO and brain attacks such as migraine headaches, stroke and transient ischemic attacks (TIAs). A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 21,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit http://www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, BEST and CLOSURE I trials, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, sales and, profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the period ended June 30, 2006, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$5,313,777	$4,925,617	$16,297,047	$14,214,768
Net royalty income	1,597,193	1,115,776	4,646,543	3,448,301

	6,910,970	6,041,393	20,943,590	17,663,069

Expenses:
Cost of product sales	1,453,959	1,391,468	4,336,144	4,049,143
Research and development	3,671,357	4,325,914	12,015,624	11,026,922
General and administrative	1,685,670	1,121,882	5,146,013	3,766,907
Selling and marketing	1,920,077	1,483,065	6,286,165	4,528,401

Total costs and expenses	8,731,063	8,322,329	27,783,946	23,371,373

Net gain from settlement of litigation	—	—	15,183,894	—

Income (loss) from operations	(1,820,093)	(2,280,936)	8,343,538	(5,708,304)

Other Income (Expense):
Interest income, net	512,308	229,443	1,286,569	592,239
Foreign currency transaction loss	(21,281)	(8,439)	(15,516)	(100,904)

Total other income, net	491,027	221,004	1,271,053	491,335

Income (loss) before provision for income taxes	(1,329,066)	(2,059,932)	9,614,591	(5,216,969)

Provision for income taxes	50,000	—	50,000	—

Income (loss) from continuing operations	(1,379,066)	(2,059,932)	9,564,591	(5,216,969)

Income from discontinued operations	—	—	—	90,687

Net income (loss)	$(1,379,066)	$(2,059,932)	$9,564,591	$(5,126,282)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.11)	$(0.17)	$0.75	$(0.43)
Income from discontinued operations	$—	$—	$—	$0.01

Net income (loss)	$(0.11)	$(0.17)	$0.75	$(0.42)

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.11)	$(0.17)	$0.70	$(0.43)
Income from discontinued operations	$—	$—	$—	$0.01

Net income (loss)	$(0.11)	$(0.17)	$0.70	$(0.42)

Weighted average common shares outstanding:
Basic	12,777,362	12,373,146	12,707,667	12,274,488

Diluted	12,777,362	12,373,146	13,603,173	12,274,488

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At September 30, 2006	At December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$7,345,199	$10,390,139
Marketable securities	34,301,550	21,116,346
Accounts receivable, net	2,784,817	2,846,684
Inventories	2,022,586	1,726,300
Prepaid expenses and other current assets	4,346,953	3,605,540

Total current assets	50,801,105	39,685,009
Property and equipment, net	1,069,095	804,769

Other assets	9,700	—

	$51,879,900	$40,489,778

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,380,515	$2,654,399
Accrued expenses	6,748,711	6,515,809

Total current liabilities	9,129,226	9,170,208

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized—3,000,000 shares
Issued and outstanding—none	—	—
Common stock, $.001 par value
Authorized—30,000,000 shares
Issued—12,895,887 and 12,635,832 shares in 2006 and 2005, respectively	12,896	12,636
Additional paid-in capital	50,033,700	48,232,778
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive income (loss)	12,497	(52,834)
Accumulated deficit	(7,188,819)	(16,753,410)

Total stockholders’ equity	42,750,674	31,319,570

	$51,879,900	$40,489,778